July 1, 2018

State Street Bank and Trust Company
Josiah Quincy Building
200 Newport Avenue
North Quincy, Massachusetts 02171 Location Code: JQBS
Attention: Russell M Donohoe

Re: Transfer Agency and Service Agreement - New Portfolios

Ladies and Gentlemen:

Please be advised that the undersigned Trust has established two (2) new series of shares to be known as American Century ETF Trust - American Century STOXX U.S. Quality Growth ETF and American Century ETF Trust -American Century Quality Diversified International ETF (the "New Portfolios").

In accordance with Section 12, the Additional Trusts and Portfolios provision, of the Transfer Agency and Service Agreement dated as of January 9, 2018, (the "TA Agreement") by and among each American Century investment company set forth on Schedule A attached thereto and State Street Bank and Trust Company, the undersigned Trust hereby requests that your bank act as Transfer Agent for the respective New Portfolios under the terms of the TA Agreement. In connection with such request, each undersigned Trust hereby confirms to you, as of the date hereof, its representations and warranties set forth in Section 4 of the TA Agreement. Capitalized terms used herein without definition shall have the meanings ascribed to them in the TA Agreement.

Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

American Century Investment Management, Inc. on behalf of American Century ETF Trust-American Century STOXX U.S. Quality Growth ETF and American Century ETF Trust - American Century Quality Diversified International ETF

By: /s/ C. Jean Wade
Name: C. Jean Wade
Title: Vice President, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY
By: /s/ Andrew Erickson
Name: Andrew Erickson
Title:    Executive Vice President Effective Date: July 1, 2018